Exhibit 99.2

Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3580

Otelco Emerges from Bankruptcy with New Credit Facility
and New Listed Security

ONEONTA, Alabama (May 24, 2013) – Otelco Inc. announced that it has emerged from bankruptcy and completed its balance sheet restructuring process, including an extension of its senior credit facility.

“Today, we completed the actions necessary to implement the final steps of our restructuring Plan,” said Mike Weaver, President and Chief Executive Officer of Otelco. “Our total debt has been reduced by more than 50%, our senior credit facility has been extended through April 2016, and we have exited Chapter 11 bankruptcy. Our customers have been provided uninterrupted service during our restructuring, and our vendor partners have continued to receive payment in full for the goods and services they provide Otelco.”

The Company repaid $28.7 million on its senior credit facility and extended its maturity through April 2016. The remaining balance of $133.3 million will have quarterly principal payments of 1.25% of the new loan amount plus interest on the outstanding balance at 6.5%. In addition, the Company will utilize 75% of its quarterly free cash flow to further reduce the outstanding balance on the loan each quarter. The facility includes a $5.0 million revolver which was undrawn at closing. These actions, along with the actions described below, complete the requirements of the Company’s pre-packaged Plan and allow Otelco to exit bankruptcy today.

“A special thank you goes to our Board of Directors for guiding the restructuring process,” added Weaver. “We appreciate the years of service provided by Bill Bak, Bob Guth, and Bill Reddersen, as they leave the Otelco Board today. We are excited to have three very experienced new members joining our Board.  Norman Frost, Brian Ross and Gary Sugarman bring many years of telecommunications and management experience to their new positions. Short biographical information is included on each individual. Additional details of the Board composition and committee structure will be included in a Form 8-K to be filed shortly.

“Our existing Class A stock and the majority of our subordinated debt traded together as an IDS on both the NASDAQ Global Market and the Toronto Stock Exchange,” noted Weaver. “Today will be the last trading day for our IDSs. Our old Class A shares were part of the IDS and will be extinguished. Five of the subordinated debt bonds, including the bonds that were part of the IDS, will be exchanged for one new Class A share which will trade under the symbol OTEL on the NASDAQ Global Market beginning after the Memorial Day holiday. To provide a simple example, holders of 100 IDS units will receive 20 shares of our new Class A stock.  Subject to dilution by a management equity plan, existing sub-note holders will retain over 85% of the ownership of Otelco. Due to the consistent low level of trading on the Toronto Stock Exchange, Otelco’s new Class A shares will not be listed on that exchange.”

New Otelco Board Members
Norman C. Frost - Mr. Frost is currently a private investor. He served on the Board of Directors of Iowa Telecom from 2006 until its acquisition by Windstream in 2010. Mr. Frost worked as an investment banker for over 25 years, focusing primarily on the telecommunications industry, where he executed a wide range of assignments for his clients, including international and domestic mergers and acquisitions, valuations, public and private equity and debt offerings, and project financings. He was a Managing Director of Legg Mason Wood Walker, Inc. and head of that firm’s Technology sector in the Investment Banking Department from 1998 to 2005. Prior to joining Legg Mason, Mr. Frost was a Managing Director in the Communications Group at Bear, Stearns & Co. Inc. and started his investment banking career at The First Boston Corporation.

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Brian A. Ross -  Mr. Ross is currently an independent consultant. Until December 2012, Mr. Ross served as President and CEO of KnowledgeWorks, an educational non-profit that provides innovative methodologies to teachers, administrators and local community leaders to more effectively prepare their students for college and 21st century careers. Prior to joining KnowledgeWorks, Mr. Ross served in various financial and operations roles in a 13-year-tenure at Cincinnati Bell (sym: CBB), including Chief Financial Officer and Chief Operating Officer. Mr. Ross has also served in various financial capacities for US Shoe (formerly: USF), Student Loan Funding, and The Mead Corporation (formerly: MEA, now: MWV). He serves on the Board of Directors for Alaska Communications (sym: ALSK) where he is a member of the audit committee and is the chairperson of the compensation committee.

Gary Sugarman - Mr. Sugarman is Managing Member of Richfield Capital Partners, a venture fund formed in May 2010 to provide working capital investments in the technology/media sectors and a principal of Richfield Associates, a telecom investment/merchant bank which he founded in 1993. Over a 20-year period, Mr. Sugarman has invested in and operated numerous telecom/data companies through these entities. Mr. Sugarman sits on the board of TDS Telecom (sym: TDS), a publicly traded telecom company with both wireless and wireline assets; and LICT Corp (sym: LICT), which owns telecom operating companies and other telecom assets. Mr. Sugarman was, until recently, Executive Chairman/Investor- FXecosystem Inc, a private company based in London, and, from 2007 until 2010, Executive Chairman/Investor - Veroxity Technology Partners, a metro fiber provider in Boston.  He also served as Chairman and Chief Executive Officer of Mid Maine Communications, a facilities-based telecommunications company he co-founded in 1994, until its sale in 2006 to Otelco.

ABOUT OTELCO
Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia.  The Company’s services include local and long distance telephone, network access, transport, digital high-speed data lines and dial-up internet access, cable television and other telephone related services. With more than 98,000 voice and data access lines, which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines.  Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers.  It also provides competitive retail and wholesale communications services through several subsidiaries.  For more information, visit the Company’s website at www.OtelcoInc.com.

FORWARD LOOKING STATEMENTS
Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

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